EX. 99.1

THE J.G. WENTWORTH COMPANY™ ANNOUNCES $158,476,000 FIXED RATE ASSET BACKED SECURITIZATION

RADNOR, Pa. - (BUSINESS WIRE) - The J.G. Wentworth Company™ (“J.G. Wentworth”) (NYSE:JGW) today announced that it has issued, through J.G. Wentworth XXXV LLC, $158,476,000 of Fixed Rate Asset Backed Notes. The notes will primarily be collateralized by payments from a pool of rights arising under court ordered structured settlement payment purchase contracts, court ordered lottery payment purchase contracts and annuity contracts primarily originated by the J.G. Wentworth and Peachtree Financial Solutions companies.
“This is the 42nd securitization for The J.G. Wentworth Company™ and its predecessors, and while we have seen a volatile interest rate environment, as reflected in our costs of funds, we continue to see consistent demand from institutional investors for our bonds,” said John Schwab, Executive Vice President and Chief Financial Officer, The J.G. Wentworth Company™.
The issue consists of two classes of placed notes: $142,126,000 Class A Fixed Rate Asset Backed Notes that will pay 3.87%, and $16,350,000 Class B Fixed Rate Asset Backed Notes that will pay 4.83%. The notes are rated AAA (DBRS) and Aaa (Moody’s); and BBB (DBRS) and Baa2 (Moody’s), respectively.
“This placement continues to demonstrate our ability to access the financial markets with an offering size and product performance that is highly valued by our investors,” said Stewart A. Stockdale, Chief Executive Officer, The J.G. Wentworth Company™.
Barclays was the sole structuring advisor and was joined by Credit Suisse as joint book-running manager. Deutsche Bank Securities and Natixis acted as co-managers.
Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements.” All statements, other than statements of historical fact, are forward-looking statements. You can identify such statements because they contain words such as ‘‘plans,’’ ‘‘expects,’’ or ‘‘does expect,’’ ‘‘budget,’’ ‘‘forecasts,’’ ‘‘anticipates,’’ or ‘‘does not anticipate,’’ ‘‘believes,’’ ‘‘intends,’’ and similar expressions or statements that certain actions, events or results ‘‘may,’’ ‘‘could,’’ ‘‘would,’’ ‘‘might,’’ or ‘‘will,’’ be taken, occur or be achieved. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
Consideration should be given to the areas of risk set forth under the heading “Risk Factors” in our filings with the Security and Exchange Commission (the “SEC”), including our registration statement on Form S-1 for our initial public offering, as filed with and declared effective by the SEC on November 8, 2013, and in our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our business generally. Except for our ongoing obligations to disclose material information under the federal securities

EX. 99.1

laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.
About The J.G Wentworth Company™
The J.G. Wentworth Company™ focuses on structured settlement, annuity and lottery payment purchasing. The Company is further diversifying into the prepaid category, personal lending and home lending. For more information about The J.G. Wentworth Company™, visit www.jgw.com or use the contact information provided below.
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of our securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.
Investor Relations:
866-386-3853
investor@jgwentworth.com
or
Media Inquiries:
Makovsky for The J.G. Wentworth Company™
Michael Goodwin, 212-508-9639
mgoodwin@makovsky.com

2